Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Abcam plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, nominal value £0.002 per share	Rule 457(c) and Rule 457(h)	3,500,000(2)	$17.71	$61,985,000.00	$0.0000927	$5,746.01

Total Offering Amounts							$5,746.01

Total Fee Offsets							–

Net Fee Due							$5,746.01

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional ordinary shares, nominal value £0.002 per share (“Ordinary Shares”), of Abcam plc (the “Registrant”) that may from time to time be offered or issued pursuant to the Abcam plc Growth Plan (the “Plan”) by reason of any share split, share dividend, recapitalization or other similar transaction.

(2)

Consists of 3,500,000 Ordinary Shares that may be issued under the Plan pursuant to its terms. These shares may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents one Ordinary Share. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-249526).

(3)

Estimated in accordance Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Ordinary Shares of £13.43, as reported on AIM, a market of the London Stock Exchange, on March 24, 2022 and converted to $17.71 at the noon buying rate of the Federal Reserve Bank of New York of £1.00 to $1.3183 on March 24, 2022.